Exhibit 10.1

BALL AEROSPACE & TECHNOLOGIES CORP.
SPECIAL INCENTIVE PROGRAM

PARTICIPANT PACKET

August 17, 2023

Dear Mr. Kaufman

We are pleased to inform you that you (the “Participant”) have been selected for participation in the Ball Aerospace & Technologies Corp. Special Incentive Program (the “Program”). This document (the “Packet”) describes the Program’s purpose, terms and conditions you must fulfill, and the special incentive payment (the “Incentive”) you may receive after you fulfill the terms and conditions of the Program and this Packet. Capitalized terms used but not defined in this Packet shall have the meanings set forth in the Program. The Effective Date of the Program and this Packet shall be as set forth in the Program.

1.	Purpose:

The Company believes that a fully engaged and dedicated workforce is integral to providing quality products and services to its customers. The Company is grateful to employees who have served with dedication for many years. This passion, performance and service have, and continue to create, significant value for the Company and our customers.

Therefore, the Company has established the Program to encourage the retention, performance and service of eligible employees of the Company, as Ball Corporation and its related entities work with the buyer to complete activities related to the Transaction, including all activities related to the Closing.

2.	Incentive Payment(s); Terms & Conditions Precedent:

Each of the following terms and conditions must be satisfied before the Participant shall be eligible to receive the Incentive in the amount(s) and on the date(s) (each, a “Payment Date”) set forth in Exhibit A hereto:

a.	The Participant must remain employed by the Company and, subject to the below, employed by the home organization within the Company that the Participant is badged to at the date of execution of this Packet through each Payment Date in order to receive the portion of the Incentive that is payable on the applicable Payment Date, subject to the terms set forth in Exhibit A.

In the event that the Company directs the reassignment of a Participant to a different home organization prior to either Payment Date, such Participants’ eligibility for the Incentive will not be altered by the reassignment. In the event that the Participant requests a reassignment to a different home organization prior to either payment Date, payment of the Incentive will be at the discretion of the Ball Aerospace Compensation Department and VP of Human Resources or such equivalent within the Buyer’s organization; and

b.	The Participant must give his/her full cooperation and satisfactory performance in ensuring a successful Closing, to the extent legally permitted, through each applicable Payment Date; and

c.	The Participant must comply with all other terms and conditions set forth in this Packet.

If any of the terms and conditions set forth in the Program or in this Packet are not satisfied, the Participant shall forfeit and not receive any unpaid portion of the Incentive. If all terms of the Program and this Packet are satisfied, the Incentive will be paid as outlined in the remainder of this Packet.

3.	Acknowledgements:

Participant hereby acknowledges and understands the following:

a.	The Incentive is intended to incent the Participant to continue his/her good performance in support of the Closing and to all activities subsequent to the Closing that are needed for a successful continuation of the Company’s business post-Closing.

b.	At the Effective Date, Participant will cease to be an employee of Ball Corporation or any affiliate or subsidiary and will generally forfeit any existing, previously granted long-term incentive awards per the rules established within any applicable plan(s) and agreements(s), unless any applicable early retirement or retirement provisions (collectively “Retirement Provisions”) within such plan(s) and agreement(s) apply. This Incentive is separate and independent from those plan(s) and agreement(s).

c.	This Transaction does not represent a change in control at the Corporation level as defined by your Change in Control Agreement (“CIC”) and Severance Benefit Agreement (“SBA”), both effective September 1, 2021. For the avoidance of doubt the provisions under your CIC do not apply and there will be no benefit due under your SBA as a result of this Transaction.

4.	Confidentiality:

This Packet and its contents are strictly confidential information, and Participant shall not disclose the existence or any of the contents of this Packet, including the nature or the amount of the Incentive that Participant may receive pursuant to this Packet, to any person other than his/her lawyer, accountant, income tax preparer, or spouse (the “Permitted Parties”), whether directly or indirectly. Participant agrees that if he/she discloses any of the contents of this Packet to any of the Permitted Parties, Participant shall inform the Permitted Parties to keep such information strictly confidential. The Participant acknowledges that a breach of this Section 4 by any of the Permitted Parties shall be deemed the same as if Participant has personally breached this Section 4, and any breach of this section shall result in the forfeiture of any unpaid portion of the Incentive, per Section 2, unless prohibiting such disclosure is impermissible under applicable law.

5.	Taxes & Withholdings:

Participant acknowledges and agrees that the Incentive is taxable income to the Participant. The Incentive is subject to regular tax withholdings and other authorized deductions, as applicable.

The Program and this Packet are intended to be exempt from or meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted and construed consistent with that intent. References to termination of employment, separation from service and similar or correlative terms in the Program or this Packet shall mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code. Each installment of the payments and benefits provided for in the Program and this Packet shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). The Incentive granted under the Program and this Packet is intended to be exempt from the requirements of Section 409A of the Code (if applicable).

Sincerely,

BALL AEROSPACE & TECHNOLOGIES CORP.

By:/s/ Charles E. Baker

Name: Charles E. Baker

Title:Vice President

PARTICIPANT

/s/ David A. Kaufman                           8/21/2023

Participant (Signature)Date

David A. Kaufman

Participant (Printed Name)

Exhibit A

Incentive:  $1,500,000

Amount of Incentive	Payment Date
$750,000	As soon as practicable, but in no event more than 30 days, following the Closing
$750,000	As soon as practicable, but in no event more than 30 days, following the 12 month anniversary of the Closing Date (“Second Payment Date”)

The Participant must remain employed by the Company through each Payment Date set forth above in order to receive the portion of the Incentive that is payable on the applicable Payment Date, provided that if the Participant separates from employment prior to the Second Payment Date due to death, qualified long-term disability or if the Company terminates the Participant’s employment for any reason other than for “cause” as such term is defined below, the Participant will be entitled to receive within 30 days following such separation the amount that would otherwise have been paid on the Second Payment Date.

For purposes of this Packet, “cause” means (i) conduct involving a felony criminal offense under U.S. federal or state law or an equivalent violation of the laws of any other country; (ii) dishonesty, fraud, self-dealing or material violations of civil law in the course of fulfilling employment duties; (iii) material breach of any written agreement with the Company or its subsidiaries; (iv) refusal or willful failure to perform employment duties that continues for more than ten (10) days after the Participant has received written notice that identifies in reasonable detail the nature of the failure; (v) breach of any material policy of the Company or its subsidiaries, including the policies on harassment or discrimination or its business ethics codes of conduct or (vi) any other condition that constitutes “cause” (or a term of similar effect) under an employment agreement between the Company or its affiliate or subsidiary and the Participant as may be executed and duly approved by the Company after the date hereof.